                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration Nos. 333-86212
PROSPECTUS SUPPLEMENT NO. 2                                       333-86212-01

                                  $175,000,000

                                GATX Corporation

                     7.5% Convertible Senior Notes due 2007
                     Fully and Unconditionally Guaranteed by
                           GATX Financial Corporation
                                       and

                             Shares of Common Stock
                  issuable upon conversion of the Senior Notes

     This prospectus supplement supplements the prospectus dated June 19, 2002 of GATX Corporation and GATX Financial Corporation, as supplemented by prospectus supplement no. 1 dated June 26, 2002, relating to the sale by certain holders of our 7.5% convertible senior notes due 2007 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus as supplemented to date. This prospectus supplement is qualified by reference to the prospectus as so supplemented except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus as so supplemented. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of Selling Holders contained in the prospectus is hereby amended to add the entity named below as a Selling Holder:

                                                        Principal Amount of
                                                         Notes Beneficially         Number of Shares
                                                              Owned That            of Common Stock
            Name of Selling Holder                            May be Sold           That May be Sold
            ----------------------                      -------------------         ----------------
AIG DKR SoundShore Opportunity Holding Fund Ltd.            $5,000,000                   146,670

     In addition, the following line items in the table of Selling Holders contained in the prospectus are hereby amended as follows:

                                                        Principal Amount of
                                                         Notes Beneficially         Number of Shares
                                                              Owned That            of Common Stock
            Name of Selling Holder                            May be Sold           That May be Sold
            ----------------------                      -------------------         ----------------
HFR CA Select Fund                                          $  700,000                    20,533
McMahan Securities Co. L.P.                                  1,000,000                    29,334
Zazove Convertible Arbitrage Fund L.P.                         400,000                    11,733
Zazove Hedged Convertible Fund, LP                           3,700,000                   108,536
Zazove Income Fund L.P.                                      2,100,000                    61,601

     Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 5 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

             The date of this prospectus supplement is July 3, 2002